      As filed with the Securities and Exchange Commission on May 1, 1997
                                          Registration No. 33-..................

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ___________

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ___________

                       PROTEIN POLYMER TECHNOLOGIES, INC.
               (Exact name of registrant as specified in charter)

          DELAWARE                                           33-0311631
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                          Identification No.)


10655 SORRENTO VALLEY ROAD
SAN DIEGO, CALIFORNIA                                           92121
(Address of Principal Executive Offices)                      (Zip Code)

                                   _________

                       PROTEIN POLYMER TECHNOLOGIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                               J. THOMAS PARMETER
                       Chairman & Chief Executive Officer
                       PROTEIN POLYMER TECHNOLOGIES, INC.
                           10655 Sorrento Valley Road
                          San Diego, California  92121
                    (Name and address of agent for service)

                                 (619) 558-6064

         (Telephone number, including area code, of agent for service)
                                   _________

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                Proposed              Proposed
                                                                 Maximum              Maximum
          Title of Securities              Amount to be      Offering Price          Aggregate              Amount of
           to be Registered                 Registered        Per Share (1)      Offering Price (1)     Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                   500,000(2)            $2.25             $1,125,000               $340.91

Options to purchase shares of Common           500,000(3)            $ -0-(3)          $      -0-(3)            $   -0-(3)
 Stock, par value $.01 per share (3)
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the last sale price as quoted on the National Association of Securities Dealers Automated Quotation System on April 24, 1997 of $2.25 per share with respect to the 500,000 shares issuable upon exercise of Options to be granted under the Company's Employee Stock Purchase Plan.
(2) This Registration Statement covers, in addition to such number of shares issuable upon exercise of the Options to be granted under the Company's Employee Stock Purchase Plan, an indeterminate number of additional shares which may become subject to Options as a result of the adjustment provisions of the Plan. The registration fee is calculated only on the stated number of shares.
(3) The Options to be registered hereunder are being registered for the sole purpose of permitting the Company to qualify the Options by coordination in California. Because the Options will be distributed without charge to Plan participants, no separate registration fee is required.
================================================================================

                                   PART II/1/


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

       The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

(a) The Annual Report on Form 10-KSB of Protein Polymer Technologies, Inc. (the "Company" or "Registrant") for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission (the "Commission") on March 27, 1997 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) The description of the Company's Common Stock contained in the Company's Registration Statement under the Exchange Act on Form 8-A, filed with the Commission on December 11, 1991, as amended by Form 8 filed on January 17, 1992.


       In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.




--------------------------------------
/1/ Information required by Part I of Form S-8 is contained in a Section 10(a) prospectus to be distributed to each optionee and is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act and the Note to Part I of Form S-8.

ITEM 4.  DESCRIPTION OF SECURITIES

       PLAN OPTIONS.  The Company's Employee Stock Purchase Plan (the "Plan")
       ------------
was adopted by the Board of Directors of the Company (the "Board") on September 24, 1996, subject to approval of the Company's stockholders. The Plan was submitted to the stockholders of the Company for approval, and was so approved, at the Annual Meeting of the Stockholders held on April 25, 1997. The purpose of the Plan is to provide eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan.

       Under the Plan, the aggregate number of shares of the Company's Common Stock which may be issued over the term of the Plan is 500,000 shares, subject to proportionate adjustment in the event of any stock dividend, stock split, reverse stock split, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration. The shares to be issued under the Plan will be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market.

       The Plan will be administered by a committee comprised of at least two non-employee members of the Board appointed from time to time by the Board (the "Plan Administrator"). It is currently contemplated that the Stock Option and Compensation Committee of the Board will be the Plan Administrator. Under the Plan, the administrative powers of the Plan Administrator include (but are not limited to) authority to (i) interpret and construe any provision of the Plan,
(ii) adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with Section 423 of the Code, and (iii) make all other determinations necessary or advisable for the administration of the Plan.

       Any person (other than the Company's Chief Executive Officer) who is regularly scheduled to work more than twenty hours per week for more than five months per calendar year in the employ of the Company (or any affiliate of the Company as may be authorized from time to time by the Board to extend the benefits of the Plan to its employees) is eligible to participate in the Plan (each an "Eligible Employee"). Each Eligible Employee actively participating in the Plan (each a "Participant") will have the ability under the Plan to purchase, through payroll deductions, shares of Common Stock at a discount to the fair market value of the Common Stock. As of March 21, 1997 the Company employed 25 Eligible Employees.

       Under the Plan, shares of Common Stock will be made available for purchase by Eligible Employees through a series of successive offering periods until the earlier of

(i) the purchase of the maximum number of shares available for issuance under the Plan or (ii) the termination of the Plan. Each offering period will have a maximum duration of 24 months. The duration of each offering period will be designated by the Plan Administrator. The initial offering period will run from January 2, 1997 to the last business day in December 1997. The next offering period will begin on the first business day in January 1998, and subsequent offering periods will commence annually unless otherwise designated by the Plan Administrator.

       An individual who is an Eligible Employee may begin participation in the Plan on the first business day of any calendar quarter within an offering period in effect under the Plan. The date on which such individual joins the offering period will become that individual's entry date (the "Entry Date") for the offering period, and on that date such individual will be granted his or her purchase right for the offering period. To participate in the Plan for a particular offering period, the Eligible Employee must complete certain enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator.

       Each Participant will be granted a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the Entry Date on which the Participant first joins the offering period in effect under the Plan and will be automatically exercised on the last business day of each calendar quarter (a "Quarterly Purchase Date") while that purchase right remains outstanding (except that in the first offering period, such Quarterly Purchase Date is delayed until within ten business days after approval of the Plan by the Company's stockholders.) Common Stock will be issuable on each Quarterly Purchase Date within the offering period at a purchase price per share equal to 85% of the lower of (i) the fair market value per share on the Participant's Entry Date (which in no event may be less than the fair market value per share on the start date of the offering period) or
(ii) the fair market value per share on the Quarterly Purchase Date. The number of shares purchasable by a Participant will be equal to the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions for the calendar quarter by the purchase price in effect for the Quarterly Purchase Date, up to a maximum of 5,000 shares.

       The payroll deduction authorized by the Eligible Employee for the purpose of acquiring shares of Common Stock under the Plan may be any multiple of 1% of such employee's base salary paid to the employee during each calendar quarter within the offering period, up to a maximum of 20%. The authorized deduction rate will continue in effect for the remainder of the offering period and for subsequent offering periods, unless changed by the Participant. A Participant may reduce the rate of payroll deduction at any time during a calendar quarter, but no more than once per calendar quarter, and such reduction will be effective as soon as possible after notification is made to the Plan Administrator. The rate of payroll deduction may be increased prior to the commencement of any calendar quarter within the offering period, and will be effective on the first day of such calendar quarter.

       A Participant may terminate his or her outstanding purchase right under the Plan at any time prior to the next Quarterly Purchase Date. Upon such termination, no further payroll deductions will be collected from the Participant, and any payroll deductions collected for the calendar quarter will, at the election of the Participant, be immediately refunded or held for the purchase of shares on the next Quarterly Purchase Date. The purchase right of a Participant will also terminate if he or she ceases to be an Eligible Employee. Upon such termination, all payroll deductions collected for the calendar quarter will be refunded to the Participant. No purchase right granted under the Plan is assignable or transferable by the Participant other than by will or the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right may be exercised only by the Participant.

       No Participant will be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right outstanding under the Plan and (ii) similar rights accrued under other employee stock purchase plans of the Company, would otherwise permit such Participant to purchase more than $25,000 of stock of the Company for each calendar year such rights are at any time outstanding.

       In the event of (i) a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state in which the Company is incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company or (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, then all outstanding purchase rights under the Plan will automatically be exercised immediately prior to the consummation of such event.

       No taxable income will be realized by a Participant upon the purchase of shares on a Quarterly Purchase Date. The sale or disposition of Common Stock purchased pursuant to the Plan is generally a taxable event. The Participant will realize a gain or loss in an amount equal to the difference between his or her basis (normally the purchase price) in the Common Stock and the proceeds from the sale or disposition. If Common Stock acquired pursuant to the Plan is not sold or otherwise disposed of within a specified time period after the date of purchase (the "Holding Period"), any gain or loss resulting from the sale or disposition of the Common Stock will be treated as long-term capital gain or loss subject to a special rule that requires the portion of any such gain that does not exceed the initial discount (at the time the right to purchase the stock was granted) to be treated as compensation income. If Common Stock acquired pursuant to the Plan is disposed of prior to the expiration of the Holding Period (a "Disqualifying Disposition"), the excess of the fair market value of the Common Stock on the date the shares were purchased over the purchase price will be treated as ordinary income. However, any additional gain will be taxed as capital gain. If a Participant disposes of the Common Stock more than one year after the date of purchase, such capital gain or loss will be treated as long-term capital gain or loss.

       The Company normally is not entitled to a deduction with respect to the issuance of shares of Common Stock under the Plan. However, in the event of a Disqualifying Disposition, the Company will be entitled to deduct the ordinary income realized by the Participant.

       The Plan provides that the Board of Directors may amend, suspend or terminate the Plan following any Quarterly Purchase Date; provided, however, that approval of the stockholders is required to materially increase the aggregate number of shares issuable under the Plan or the maximum number of shares purchasable per Participant on any one Quarterly Purchase Date (other than to reflect changes in the Company's capital structure), alter the purchase price formula so as to reduce the purchase price for shares issuable under the Plan, or materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. Unless sooner terminated, the Plan will terminate on the earlier of (i) the last business day in 2001 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to the purchase rights exercised under the Plan.

       COMMON STOCK.  Not applicable; the class of the Company's Common Stock to
       ------------
be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

       As permitted by Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

       The Company has entered into supplemental indemnification agreements with each of its directors and executive officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement. The Company's Bylaws authorize the Company to purchase and maintain insurance on behalf of its present and former directors, officers, employees and agents, whether or not the Company would have power to indemnify such persons. The Company from time to time maintains directors' and officers' liability insurance in amounts it deems appropriate.

       The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

       Not applicable.

ITEM 8.  EXHIBITS

       Exhibit
       -------

       4.1  The Company's Employee Stock Purchase Plan.

       5.1  Opinion of counsel as to legality of securities being registered.

       23.1  Consent of Ernst & Young LLP, independent auditors.

       23.2  Consent of counsel (included in Exhibit 5.1).

       24.1  Power of Attorney (included herein on the signature page).


ITEM 9.  UNDERTAKINGS.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
  --------  -------
  information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 29, 1997.


                            PROTEIN POLYMER TECHNOLOGIES, INC.,
                            a Delaware corporation



                            By: /s/ J. THOMAS PARMETER
                                -----------------------------------
                                J. Thomas Parmeter
                                President & Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Thomas Parmeter and Aron P. Stern, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                            Title                         Date
-------------------------   ---------------------------------------   --------------

/s/ J. Thomas Parmeter      Chairman of the Board, President          April 29, 1997
-------------------------   and Chief Executive Officer
J. Thomas Parmeter          (Principal Executive Officer)


/s/ Aron P. Stern           Vice President-Finance and Chief          April 29, 1997
-------------------------   Financial Officer (Principal Financial
Aron P. Stern               and Accounting Officer)


/s/ Edward E. David         Director                                  April 29, 1997
-------------------------
Edward E. David


/s/ George R. Walker        Director                                  April 29, 1997
-------------------------
George R. Walker

                            Director
-------------------------
Brent R. Nicklas


/s/ Patricia J. Cornell     Director                                  April 29, 1997
--------------------------
Patricia J. Cornell


/s/ Bertram I. Rowland      Director                                  April 29, 1997
--------------------------
Bertram I. Rowland


/s/ Phillip J. Davis        Director                                  April 29, 1997
--------------------------
Philip J. Davis


/s/ Edward J. Hartnett      Director                                  April 29, 1997
--------------------------
Edward J. Hartnett

                                 EXHIBIT INDEX


Exhibits
--------

4.1    Employee Stock Purchase Plan.

5.1 Opinion of counsel as to legality of securities being registered.

23.1   Consent of Ernst & Young LLP, independent auditors.

23.2   Consent of counsel (included in Exhibit 5.1).

24.1   Power of Attorney (included herein on the signature page).